Exhibit 99.1

Beverly National Corporation Press Release

FOR	IMMEDIATE RELEASE

Contact: Michael O. Gilles

978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED

DECEMBER 31, 2005

(Beverly, MA) February 3, 2006—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”), announced the Company’s earnings for the quarter and year ended December 31, 2005.

The Company reported net income for the fourth quarter of 2005 of $740,000, or basic earnings per share of $0.39 and fully diluted earnings of $0.38 per share, compared to net income of $819,000, or basic earnings per share of $0.44 and fully diluted earnings of $0.43 per share for the same period last year. Net income for the quarter ended December 31, 2004 included a one-time gain, net of tax, of approximately $190,000 from the sale of real estate. After adjusting for the one-time gain, net income for the 2004 period would have been $629,000, or basic and fully diluted earnings per share of $0.34 and $0.32, respectively. After adjusting the 2004 period net income for the one-time gain, net income in the 2005 period would represent an increase of $111,000, or 17.6%, and 2005 basic and fully diluted earnings per share would represent an increase of 14.7% and 18.8%, respectively, over the same period the prior year.

Net income for the year ended December 31, 2005 was $2,393,000, as compared to $2,500,000 for the same period of 2004. Basic earnings per share for the year ended December 31, 2005 was $1.28, versus $1.35 for the same period of 2004. Diluted earnings per share for the year ended December 31, 2005 was $1.24, as compared to $1.30 for the year ended December 31, 2004. Net income for 2005 was reduced by one-time charges, net of tax, of $402,000 related to the curtailment of the Bank’s defined benefit pension plan and severance payments. Net income for 2005, after adjusting for these items, would have been $2,795,000, or basic and fully diluted earnings per share of $1.49 and $1.45, respectively. Net income for 2004 after adjusting for the previously mentioned gain on sale of real estate would have been $2,310,000, or basic and fully diluted earnings per share of $1.25 and $1.20, respectively. The adjusted 2005 net income represents an increase of $485,000, or 21.0%, over the adjusted 2004 net income and adjusted basic and fully diluted earnings per share increased 19.2% and 20.8%, respectively, over the adjusted 2004 amounts.

Total assets as of December 31, 2005 were $413 million, compared to $378 million at December 31, 2004, an increase of 9.3%. The increase in assets was due to the growth in the loan portfolio which was funded by a combination of deposit growth and Federal Home Loan Bank advances.

President Fournier stated, “We are pleased to continue to show positive results in core earnings as a result of the strategic direction and plans we put in place during 2005. During the year we continued to focus on growing the core business units of the Bank.” President Fournier continued, “The continued growth of the Company is a central focus of our strategic direction. We have identified the core business units that offer the greatest potential and are devoting the appropriate resources to these areas as we seek to continue to grow the Company and its net income.”

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference in hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

BEVERLY NATIONAL CORPORATION

Period Ended December 31, 2005 and 2004

Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net income	$739,668	$819,224	$2,393,218	$2,500,390
Average basic shares outstanding	1,880,734	1,859,386	1,873,280	1,846,249
Earnings per share-Basic	$0.39	$0.44	$1.28	$1.35
Average diluted shares outstanding	1,934,217	1,938,531	1,932,830	1,926,388
Earnings per share-Diluted	$0.38	$0.43	$1.24	$1.30

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.